UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Intervoice, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INTERVOICE, INC.
17811 WATERVIEW PARKWAY
DALLAS, TEXAS 75252

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 16, 2008

To the Shareholders of Intervoice, Inc.:
     The annual meeting of shareholders of Intervoice, Inc., a Texas corporation (the “Company”), will be held on Wednesday, July 16, 2008, at 10:00 a.m., local time, at the Renaissance Hotel, 900 East Lookout Drive, Richardson, Texas 75082 for the following purposes:
1.	To elect eight directors to hold office until their successors have been duly elected and qualified at the 2009 Annual Meeting of Shareholders;

2.	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending February 28, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     The Board of Directors has fixed May 30, 2008 as the record date to determine the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at our offices in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.
     A record of our activities during the fiscal year ended February 29, 2008 and the financial statements for such fiscal year are contained in the accompanying 2008 Annual Report. The 2008 Annual Report does not form any part of the material for the solicitation of proxies.
      All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED OR TO VOTE BY THE INTERNET OR TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ACCOMPANYING PROXY CARD. If a shareholder who has executed a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By order of the Board of Directors,

Robert E. Ritchey
Chief Executive Officer
Dallas, Texas
June 16, 2008

INTERVOICE, INC.
17811 WATERVIEW PARKWAY
DALLAS, TEXAS 75252

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 16, 2008

INTRODUCTION AND VOTING PROCEDURES
     The accompanying proxy card is solicited by and on behalf of our Board of Directors for use at the annual meeting of shareholders we will hold at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which we will mail this proxy statement and the accompanying proxy card to our shareholders is June 16, 2008.
     Shares represented by properly executed proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, we will vote such shares for the election of the Board’s eight nominees for director and for ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm.
     The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders represented by properly executed proxies will vote the proxies in accordance with their best judgment in such matters. Such proxy holders may also, in their discretion, vote such proxies to adjourn the meeting or to recess the meeting from time to time.
     Any shareholder who returns a proxy has the right to change or revoke the proxy at any time before the vote is taken at the meeting:
•	By delivering to our Chief Executive Officer, Robert E. Ritchey, at Intervoice, Inc., at 17811 Waterview Parkway, Dallas, Texas 75252 a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	By attending the meeting and voting in person (the shareholder’s attendance at the meeting will not, by itself, revoke the proxy — the shareholder must vote in person at the meeting to revoke a prior proxy);

•	By submitting a later-dated proxy card;

•	If the shareholder voted by telephone or the Internet, by voting at a later time by telephone or the Internet on or before 5:30 p.m., Central Daylight Time, on July 15, 2008; or

•	If the shareholder has instructed a broker, bank or other nominee to vote the shareholder’s shares, by following the directions received from the broker, bank or other nominee to change those instructions.
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
     Only holders of record of Common Stock at the close of business on May 30, 2008, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 39,037,741 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote per share. Our Articles of Incorporation deny cumulative voting rights. The following table sets forth certain summary information with respect to the only shareholders who are known to us to be the beneficial owners of more than five percent of the outstanding shares of Common Stock as of May 30, 2008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Franklin Resources, Inc., Franklin Templeton Portfolio Advisors, Inc., Charles B. Johnson, and Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, CA 94403-1906	1,956,055	(1)	5.01%

1)	A Schedule 13G dated February 4, 2008 was filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Templeton Portfolio Advisors, Inc., disclosing that they may be deemed to beneficially own 1,956,055 shares of Common Stock. The Schedule 13G indicates that Franklin Templeton Portfolio Advisors Inc. holds sole voting and dispositive power for all 1,956,055 shares.
VOTING PROCEDURES AND TABULATION
     We will appoint one or more inspectors of election to act at the meeting and to make a written report of the results of the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director and for, against or abstained from the proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm.
     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld from a nominee will have the same effect as a vote cast against such nominee. Directors are elected by a majority of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote.
     The proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending February 28, 2009 must be approved by a majority of the shares of Common Stock present or represented and voting on the proposal at the meeting. If a shareholder marks a ballot or proxy card to abstain from voting on the proposal to ratify the appointment of Grant Thornton, it will have the same effect as voting against the proposal.
     If we receive a properly executed proxy with no indication of the manner in which to vote shares on a particular proposal, we will vote the shares in accordance with the recommendation of the Board of Directors for such proposal, in the case of the eight nominees for election to the Board of Directors, “FOR” the election of the eight nominees and, in the case of the proposal to ratify the appointment of Grant Thornton, “FOR” the ratification of the appointment of Grant Thornton.
     Brokers who hold shares in street name for customers are required to vote as the beneficial owners instruct. A “broker non-vote” occurs when a broker does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Brokers are not permitted to vote on non-discretionary items if they have not received instructions from the beneficial owners. Brokers are permitted to indicate a “broker non-vote” on non-discretionary items absent instructions from the beneficial owner. Broker non-votes are treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present at the meeting. Broker non-votes relating to a proposal are not counted as votes cast with respect to that proposal.

EXECUTIVE OFFICERS
     Following is certain information regarding certain executive officers of the Company. Information regarding our only other executive officers, Robert E. Ritchey, Chief Executive Officer, and James A. Milton, President and Chief Operating Officer, is included under “Proposal 1. Election of Directors.”
     H. Don Brown SPHR, age 52, is Senior Vice President — Human Resources and Real Estate, a position he has held since February 2006. Mr. Brown was Executive Vice President — Human Resources from July 2002 through February 2006. Prior to that time, he held the position of Vice President of Human Resources from September 1995 until July 2002. From November 1994 to August 1995, Mr. Brown served as Director of Human Resources.
     Kenneth A. Goldberg, age 44, is Senior Vice President, Marketing, Alliances and Corporate Development, a position he has held since May 2007. From February 2007 until May 2007 Mr. Goldberg was Senior Vice President — Corporate Development and Strategy. Mr. Goldberg was Senior Vice President, Corporate Development and Marketing from August 2005 to February 2007. Prior to joining us, Mr. Goldberg was Vice President of Business Development for BEA Systems, Inc., a publicly traded provider of application infrastructure software, from December 2004 to August 2005. He served BEA Systems, Inc. as Senior Director of Business Development from June 2001 to December 2004.
     Andrea J. Holko, age 49, is General Manager and Senior Vice President, Americas and Global Consulting Services, a position she has held since June 2008. Prior to her recent promotion, Ms. Holko was our Senior Vice President, Global Consulting from January 2006 to June 2008. Ms. Holko was Vice President of Client Services at Edify Corporation, a leading global supplier of interactive voice response solutions from July 2004 to January 2006, when Edify Corporation became our wholly owned subsidiary. Prior to that time, she held the position of Senior Vice President of Corio Inc., an application service provider of integrated business applications and services, from November 1999 to January 2003. From September 1997 to November 1999, Ms. Holko was Senior Vice President for the Enterprise Resource Planning Implementation practice at Technology Solutions Company, a technology and consulting services firm.
     Craig E. Holmes, age 50, has served as Executive Vice President and Chief Financial Officer since joining us in August 2003. Prior to joining us, from September 2002 to July 2003 Mr. Holmes provided operational and financial consulting to a variety of companies. From August 2001 to June 2002 Mr. Holmes served as Executive Vice President and Chief Financial Officer of Masergy Communications, Inc., a network services and equipment provider. From July 1999 to June 2001 Mr. Holmes served as Chief Financial Officer of EpicRealm Inc., a software development and network services company. From September 1995 to June 1999 Mr. Holmes served as Vice President and Chief Accounting Officer and then Executive Vice President and Chief Financial Officer of Excel Communications, Inc., a provider of telecommunications equipment and services.
     Dean C. Howell, age 50, is Senior Vice President, General Counsel and Secretary. Mr. Howell was Executive Vice President and General Counsel from July 2002 through February 2006, and was elected Secretary in June 2004. He held the position of Vice President and General Counsel from July 2000 until July 2002. From March 1996 to June 2000, he served as Vice President and Corporate Counsel and from October 1992 to February 1996, as Legal Counsel.
     Francis G. Sherlock, age 47, is Senior Vice President and Managing Director EMEA, a position he has held since January 2006. Mr. Sherlock served as Senior Vice President, Operations from June 2002 until January 2006. Mr. Sherlock served as Senior Vice President and General Manager from March 2001 until June 2002. Prior to such time, Mr. Sherlock served as Director, Operations from June 1999 to March 2001.

PROPOSAL 1. ELECTION OF DIRECTORS
     The operation of our business and affairs is managed by and under the direction of the Board of Directors, which exercises all of our corporate powers and establishes broad corporate policies. Under our Bylaws, we must have at least three and no more than eleven director positions on the Board of Directors as from time to time fixed and determined by a vote of a majority of the directors serving at the time of such vote. The number of director positions presently constituting the Board is eight. The eight directors who are elected at the meeting will serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified, or until their earlier resignation or removal. The eight nominees are the current directors of the Company: David W. Brandenburg, Timothy W. Harris, James A. Milton, Gerald F. Montry, George C. Platt, Donald B. Reed, Robert E. Ritchey and Michael J. Willner. During the fiscal year ended February 29, 2008, the Board of Directors held 24 meetings, including at least two sessions attended by only the outside members of the Board. Each of the nominees who was a director in fiscal 2008 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors during his tenure as a director and the total number of meetings of any committees of the Board of Directors on which he served during such period. We encourage our board members to attend our annual meetings of shareholders. All of our board members attended last year’s annual meeting with the exception of Michael J. Willner, who missed the meeting due to a prior commitment.
     Directors are elected by a majority of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote. Votes may be cast in favor of or withheld from each nominee. All properly submitted and un-revoked proxies will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. Votes that are withheld from a nominee will have the same effect as a vote cast against such nominee. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS EIGHT NOMINEES.
BOARD REPRESENTATION AND GOVERNANCE AGREEMENT THAT DICTATED THE SLATE OF NOMINEES FOR DIRECTOR FOR LAST YEAR’S ANNUAL MEETING BUT NOT FOR THIS YEAR’S ANNUAL MEETING
     In connection with the resolution of a proxy solicitation that was initiated by David W. Brandenburg seeking to have seven of his nominees elected to the Board of Directors at our 2007 annual meeting of shareholders, we entered into a Board Representation and Governance Agreement (the “Governance Agreement”) on June 22, 2007 with Mr. Brandenburg. Pursuant to the Governance Agreement, three of the seven incumbent directors resigned from the Board of Directors on June 22, 2007. The Governance Agreement was approved by the Board of Directors following the resignation of the three incumbent directors. Under the terms of the Governance Agreement, we agreed to appoint Mr. Brandenburg, and two of his nominees, Michael J. Willner and Timothy W. Harris, as directors (collectively, the “New Directors”) to fill the three vacancies created by the resignations of the incumbent directors, and agreed to cause the slate of nominees standing for election at the 2007 annual meeting to include the New Directors as well as the four remaining incumbent directors, Gerald F. Montry, George C. Platt, Donald B. Reed and Robert E. Ritchey. The New Directors and remaining incumbents were elected at the annual meeting of shareholders held on July 23, 2007. On June 9, 2008 Mr. Brandenburg executed a waiver under the Governance Agreement to permit the Board of Directors to increase the number of Board positions from seven to eight and to appoint James A. Milton to fill the vacancy resulting from the additional position on the Board. In addition to stipulating the persons to serve as our directors through the 2008 annual meeting of shareholders, the Governance Agreement also stipulated which directors would serve on each committee of the Board through the 2008 annual meeting and certain other agreements between us and Mr. Brandenburg.
     The Governance Agreement did not obligate us to cause the slate of nominees for election at the 2008 annual meeting of shareholders, or any subsequent annual meeting, to include the New Directors, other incumbent directors or any other persons. We filed the Governance Agreement with the Securities and Exchange Commission on June 25, 2007 as an exhibit to a Current Report on Form 8-K.

CERTAIN INFORMATION REGARDING NOMINEES
     Set forth below is certain information with respect to the eight nominees for election to the Board of Directors.
     David W. Brandenburg, age 63, is currently President of the Brandenburg Life Foundation, a 501(c)(3) charitable foundation which he founded with his wife in 1996. Mr. Brandenburg retired as our Chairman and Chief Executive Officer in November 2004 and left the Board of Directors in December 2004. He had re-joined us as a Director in 1997 and became our Chief Executive Officer in June 2000. He also served as Chairman of the Board of Directors from December 2000 to November 2004 and as our President from February 2001 to July 2002. Prior to re-joining us, from November 1997 until its merger with Davox Corporation in May 1998, Mr. Brandenburg served as President and Chief Executive Officer of AnswerSoft, Inc., a global provider of call center software automation solutions. From December 1994 until May 1995, Mr. Brandenburg served as Vice Chairman of our Board of Directors. In addition, he served as our President from 1991 to 1994, as Chief Operating Officer from 1990 to 1991, and as a director from 1989 until 1995. Mr. Brandenburg rejoined our Board of Directors in June 2007 and has served as Chairman of the Board since that time.
     Timothy W. Harris, age 50, has served since December 2005 as the President and Chief Executive Officer of Questia Media, Inc., a privately-held company which provides copyrighted material in online digital libraries. Mr. Harris has served on the Board of Directors of Questia Media since December 2002. Prior to his role as Chief Executive Officer, Mr. Harris held other positions with Questia Media including as Vice President and Chief Operating Officer from January 2000 to December 2005 and as Vice President and Chief Financial Officer from October 1999 to May 2004. Prior to joining Questia Media, Mr. Harris worked for Compaq Computer Corporation from 1983 to 1998 in various positions, culminating in his role as Vice President and General Manager of its Commercial Desktop Division. His previous positions included Vice President, General Manager, Value Desktop Division; Vice President, Controller Desktop PC Division; and Vice President, Controller Personal Computer Division. Mr. Harris has served as a director on our Board since June 2007.
     James A. Milton, age 47, is President and Chief Operating Officer, a position he has held since February 2008. From the commencement of his employment by us in January 2006 through February 2008. Mr. Milton served as Executive Vice President and Chief Operating Officer. From October 2004 until December 2005, Mr. Milton was Executive Vice President of Global Sales and Services for UGS Corporation, a product lifecycle management software company. Prior to joining UGS, from May 2002 to September 2004, Mr. Milton served as Senior Vice President and Managing Director for the Americas for the Customer Solutions Group of Hewlett-Packard, a technology solutions provider to consumers, businesses and institutions globally. From January 2000 to May 2002, Mr. Milton was Senior Vice President and General Manager, North America for Compaq Computer Corporation, a leading supplier of Internet infrastructure and access solutions. Mr. Milton has served as a director on our Board since June 2008.
     Gerald F. Montry, age 69, has served, since 1998, as the Managing Partner of Mont Reuil & Co., a private investment firm. Mr. Montry served as Senior Vice President and Chief Financial Officer of DSC Communications Corporation, a telecommunications equipment company, from 1986 until it was acquired by Alcatel in 1998. Prior to the acquisition he also served DSC as a member of the Board of Directors. Prior to his tenure at DSC, Mr. Montry held management positions within the aerospace, defense and computer industries. In addition to serving on the Company’s Board, Mr. Montry serves as the Chairman of the Board of Directors of TranSwitch Corporation. Mr. Montry has served on our Board since October 2002, and from November 2004 until June 2007 he served as the Chairman of the Board.
     George C. Platt, age 67, is currently the Chairman of the Board and Chief Executive Officer of Viewcast.com, Inc., d.b.a. Viewcast Corporation, a company engaged in video networking and internet video streaming, a position he has held since September 2006. Prior to his promotion, Mr. Platt served as President and Chief Executive Officer of Viewcast Corporation from October 1999 until September 2006. From January 1991 to September 1999 Mr. Platt served as the President and Chief Executive Officer of InteCom Inc., a wholly owned subsidiary of Matra-Hachette, a company engaged in the manufacture and sale of telephone switching systems. Mr. Platt has served on our Board since 1991.
     Donald B. Reed, age 64, served as Chief Executive Officer of Cable Wireless Global from May 2000 to January 2003. Cable Wireless Global incorporated Cable and Wireless plc’s wholly owned operations in the United States, United Kingdom, Europe and Japan and was a provider of internet protocol (IP) and data services to business customers. From May 1999 until May 2000 Mr. Reed served Cable and Wireless plc as Chief Executive Officer responsible for Global Services. Mr. Reed served on the Board of Directors of Cable and Wireless plc from August 2000 to December 2002. Mr. Reed’s career includes 30 years at NYNEX (now part of Verizon), a regional telephone operating company. From 1995 to 1997 Mr. Reed served NYNEX as President and Group Executive, with responsibility for directing the company’s regional, national and international government affairs, public policy initiatives, legislative and regulatory matters and public relations. Mr. Reed currently serves on the Board of Directors of Aggregate Industries, CSG Systems International, Inc., and Idearc Media, Inc. Mr. Reed has served on our Board since March 2004.
     Robert E. Ritchey, age 61, is our Chief Executive Officer, a position he has held since November 2004. From July 2002 to February 2008, Mr. Ritchey served as our President and from December 2000 until July 2002, Mr. Ritchey served as President and General Manager Enterprise Solutions Division. Prior to joining us, from May 1999 to November 2000, Mr. Ritchey served as Vice President and General Manager of Notifier Integrated Systems, a subsidiary of Honeywell International, a provider of network based integration products to the electronic security and building controls industry. Mr. Ritchey has served on our Board since June 2004.
     Michael J. Willner, age 50, founder and President of Willner Properties Services, Inc., a privately held real estate investment company, has been actively involved in developing, managing and leasing real estate for over 20 years. Earlier in his career, Mr. Willner practiced real estate law in New York City with the law firm of Milbank, Tweed, Hadley & McCloy LLP. In addition to being an attorney, Mr. Willner has practiced as a certified public accountant and, prior to his legal career, was employed as an accountant in the tax department of the accounting firm of Arthur Andersen & Company. Mr. Willner is a graduate of Emory University’s School of Law, where he was a member of the law review. He serves on the Board of Directors of Meridian Bank, a privately-held, state-chartered commercial bank headquartered in Berwyn, Pennsylvania. Mr. Willner joined our Board in July 2007 and has served as Vice Chairman of the Board since that time.
Security Ownership of Directors and Executive Officers
     The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of May 30, 2008, of each director and nominee for director of the Company, each Named Executive and all directors and executive officers of the Company as a group.

Name	Common Stock Beneficially Owned (1)
Directors and Nominees for Director	Number of Shares		Percent of Class
David W. Brandenburg	1,241,362	(2)	3.18%
Timothy W. Harris	19,000	(2)	*
James A. Milton	210,000	(2)	*
Gerald F. Montry	222,000	(2)	*
George C. Platt	92,500	(2)	*
Donald B. Reed	63,000	(2)	*
Robert E. Ritchey	1,118,369	(2)	2.86%
Michael J. Willner	1,177,022	(2)	3.02%

Name	Common Stock Beneficially Owned (1)
Named Executive Officers (who are not a director or a nominee named above)	Number of Shares		Percent of Class
Craig E. Holmes	293,689	(3)	*
Francis G. Sherlock	135,834	(3)	*
Kenneth A. Goldberg	72,666	(3)	*
All Directors and Nominees for Director and Executive Officers as a Group (14) persons	5,184,514	(4)	13.28%

*	Less than 1%

(1)	Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2)	Shares are not outstanding but are subject to currently exercisable stock options, other than 1,241,362 shares held by Mr. Brandenburg, 19,000 shares held by Mr. Harris, 60,000 shares held indirectly by Mr. Milton in a family trust, 8,500 shares held by Mr. Platt, 3,000 shares held by Mr. Reed, 55,869 shares held by Mr. Ritchey and 102,000 shares held directly by Mr. Montry and 50,000 shares held indirectly by Mr. Montry in a family limited partnership, and 1,177,022 shares held by Mr. Willner.

(3)	Shares are not outstanding but are subject to currently exercisable stock options, other than 36,189 shares held by Mr. Holmes, and 6,000 shares held by Mr. Goldberg.

(4)	Consists of shares beneficially owned by our executive officers and directors. The shares beneficially owned by all directors and executive officers as a group include 2,273,250 shares issuable upon exercise of currently exercisable options and options which are exercisable within 60 days after May 30, 2008. The total also includes 110,000 shares held in trusts, family partnerships, or by spouses of directors and executive officers. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership.

Audit Committee Report
     We have reviewed and discussed the Company’s audited financial statements for the year ended February 29, 2008 with management and have discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, and other SEC regulations with respect to those statements.
     We have been advised of the content of, and have received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Grant Thornton LLP its independence in connection with its audit of the Company’s most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008 for filing with the SEC.
     Gerald F. Montry, Timothy W. Harris and Donald B. Reed comprise the Audit Committee. As of the date of this report, all are independent, as defined in Rule 4200(a)(15) of the NASDAQ listing standards.
     The Board of Directors has adopted a written charter for the Audit Committee.
     The information in this Audit Committee report shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act of 1933, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates these paragraphs by reference.
June 10, 2008
AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Gerald F. Montry, Chairman
Timothy W. Harris
Donald B. Reed

COMPENSATION OF DIRECTORS
     Annual Retainers and Meeting Fees. All directors who are not also our employees receive an annual retainer of $20,000 for serving as a director. The Chairman of the Board, who is not an employee, receives an annual retainer of $50,000 for serving the Board as Chairman. The Chairman of the Audit Committee and Chairman of the Compensation Committee receive annual retainers of $10,000 and $5,000, respectively. The directors are also reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings and for certain legal expenses. Directors who are not also our employees receive a fee of $1,500 per day for each Board, committee or subcommittee meeting attended in person, and $750 per day for each such meeting attended by phone conference, provided that no director will receive attendance fees with respect to more than two meetings which occur on the same day and no director will receive a fee for a meeting if the only item of business at the meeting is a resolution to approve minutes of prior meetings.
     Equity Based Incentive Awards. In addition to the compensation set forth above, each non-employee director is eligible to receive equity based incentive awards under the 2007 Stock Incentive Plan. The Board did not grant stock options or any other form of equity compensation to any directors during fiscal 2008.
     Freeze on Board Compensation During Fiscal 2008. During the second quarter of fiscal 2008, the Board froze compensation for our directors until our performance improved or the Board determines that other circumstances dictated that it would be appropriate to increase or offer additional compensation. The freeze precluded increases in annual retainers and meeting fees and new grants of equity compensation.
     Termination of Freeze on Board Compensation During Fiscal 2009. During the first quarter of fiscal 2009, the Board terminated the freeze on director compensation. The primary reasons for terminating the freeze on director compensation were to provide the Board with discretionary authority to offer competitive compensation programs to attract and retain qualified directors and grant equity compensation to directors to further align their interests with the interests of shareholders.
Director Compensation(1)

	Fees Earned or Paid in Cash
Name (a)	($) (b)	Total ($) (h)
David W. Brandenburg	69,000	69,000
Timothy W. Harris	49,500	49,500
Gerald F. Montry	89,500	89,500
George C. Platt	50,750	50,750
Donald B. Reed	70,750	70,750
Michael J. Willner	39,000	39,000

(1)	As of February 29, 2008, the following non-employee directors held options covering the following aggregate number of shares outstanding: Mr. Montry — 70,000 shares all of which are exercisable; Mr. Platt — 84,000 shares all of which are exercisable; and Mr. Reed — 60,000 shares all of which are exercisable.
Committees of the Board of Directors
     The Board of Directors has established committees to address certain specific areas of the Board’s responsibility. These committees include the Audit Committee, Compensation Committee, Nominating Committee, Executive Committee, and Finance and Strategic Planning Committee. The composition and chairmanships of these committees through the date of the 2008 annual meeting of shareholders is subject to the Governance Agreement. For more information regarding the Governance Agreement, see “Election of Directors”. The Governance Agreement does not dictate the composition and chairmanships of committees after the 2008 annual meeting of shareholders. The Board of Directors has determined that David W.

Brandenburg, Timothy W. Harris, Gerald F. Montry, Donald B. Reed and Michael J. Willner are “independent directors” under Rule 4200(a)(15) of the NASDAQ listing standards.
     The Audit Committee, which held 15 meetings during fiscal 2008, has the primary responsibility to ensure the integrity of the financial information we report. Its functions include: (a) the appointment, compensation and oversight of independent auditors; (b) reviewing the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit; (c) reviewing the results of those audits; (d) reviewing the organization and scope of our internal system of audit and financial controls; (e) meeting periodically with management and the independent public accountants to review financial, accounting and internal control matters; (f) meeting periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting; and (g) all other functions set forth in the Company’s Audit Committee Charter. The Audit Committee Charter is available to shareholders on our website, http://www.Intervoice.com. The Company’s Board of Directors has determined that two members of the Audit Committee, Gerald F. Montry and Timothy W. Harris, are audit committee financial experts. Its current members are Gerald F. Montry, Chairman, Timothy W. Harris and Donald B. Reed.
     The Compensation Committee, which held 12 meetings during fiscal 2008, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to executive officers of the Company, including those executive officers who are also directors. Our management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee has the authority to administer and grant equity based awards under the 2007 Stock Incentive Plan. The Compensation Committee also has authority to administer stock options and other awards previously granted under the 2005 Stock Incentive Plan, 2003 Stock Option Plan, the 1999 Stock Option Plan, and the 1998 Non-Qualified Stock Option Plan. The Compensation Committee Charter is available to shareholders on our website, http://www.Intervoice.com. The Compensation Committee is composed of Donald B. Reed, Chairman, Timothy W. Harris and Michael J. Willner.
     The Nominating Committee, which met six times during fiscal 2008, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. The Nominating Committee Charter is available to shareholders on our website, http://www.Intervoice.com. Pursuant to the Nominating Committee Charter, the Nominating Committee of the Board of Directors will consider director candidates recommended by our shareholders. In order for the Nominating Committee to consider a potential nominee, shareholders must submit in writing (which shall not include e-mail) the following information to the Chairman of the Nominating Committee no later than the last day of our fiscal year before the annual meeting of shareholders at which directors are to be elected: the name of the shareholder, contact information for the shareholder, number of shares of Common Stock owned by the shareholder, name of the registered owner of the Common Stock (if different from the shareholder), name of the person recommended for director, brief biography of the person recommended for director, qualifications of the person recommended for director, and whether the person recommended for director consents to being named in the proxy statement as a nominee for director. The Nominating Committee requires our directors to possess certain minimum qualifications. A director must have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to our business. A director must not have any conflicts of interest stemming from his or her institutional or other affiliations that would preclude, or have the appearance of precluding, such director from performing his or her duties and responsibilities as one of our directors, including without limitation, such director’s duties of loyalty, honesty, and confidentiality, and the duty not to usurp corporate opportunities. The Nominating Committee also considers a wide variety of qualities and skills in its selection of directors, including: economic, technical, scientific, academic, financial, accounting, legal, marketing or other expertise applicable to our business; leadership or substantial achievement in their particular fields; demonstrated ability to exercise sound business judgment; integrity and high moral and ethical character; potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board as a whole; capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; ability to work well with others; high degree of interest in our business; dedication to our success; commitment to the responsibilities of a director; and international business or professional experience. The Committee utilizes a variety of methods for identifying and evaluating nominees for director, and there are no differences in the manner in which the Committee evaluates director nominees based on whether the nominee is recommended by a shareholder. The Committee is to identify the candidates for director nominees in consultation with other members of the Board and management, through the use of search firms or other advisors, or through recommendations submitted by shareholders. In order to find qualified nominees for the Board, we have paid, and in the future could pay, fees to a search firm or other advisor to assist in identifying and evaluating nominees for director. The current members of the Nominating Committee are Timothy W. Harris, Chairman, David W. Brandenburg and Donald B. Reed.
     The Executive Committee, which did not meet during fiscal 2008, may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making related recommendations to the Board of Directors. Its current members are David W. Brandenburg, Chairman, Robert E. Ritchey and George C. Platt.
     The Finance and Strategic Planning Committee, which held four meetings during fiscal 2008, was formed in order to oversee and to provide consultation and recommendations to the Board and management concerning our financing requirements and strategic direction. The activities overseen by the Committee include our strategic plan, our annual business plan, mergers and acquisitions, commercial lending arrangements, the issuance of equity, debt and convertible securities, stock buy-backs, and similar financing and strategic activities. Its current members are Michael J. Willner, Chairman, Timothy W. Harris, Gerald F. Montry and George C. Platt.
Communication with Directors
     Shareholders can send communications to the Board of Directors by delivering them in writing (which shall not include e-mail) to The Board of Directors, Intervoice, Inc., 17811 Waterview Parkway, Dallas, Texas 75252. When we receive a shareholder communication addressed to the Board we will forward it to the Chairman of the Board unless the communication is addressed to the Chairman of the Nominating Committee of the Board, the Chairman of the Compensation Committee of the Board, or the Chairman of the Audit Committee of the Board, in which case we will forward the communication to the appropriate committee chairman.
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee during fiscal 2008 was an officer or employee of the Company or any of our subsidiaries, was formerly an officer of the Company or any of our subsidiaries, or had any other relationship that would require disclosure in this proxy statement. None of our executive officers serves as a member of the compensation committee of another entity (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors for such other entity), one of whose executive officers served as director of the Company. Nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company.
PROPOSAL 2. TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     On April 23, 2008, the Audit Committee of the Board of Directors appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending February 28, 2009. The Audit Committee is responsible for appointing our independent registered public accounting firm, and shareholder ratification is not required for the appointment of Grant Thornton to become or remain effective. However, the appointment is submitted for ratification at our 2008 annual meeting of shareholders with a view towards soliciting the opinion of the shareholders, which the Audit Committee will take into consideration in future deliberations. If the appointment of Grant Thornton as our independent registered public accounting firm is not ratified at the annual meeting of shareholders, the Audit Committee will consider the engagement of another independent registered public accounting firm, but will not be obligated to do so. The Audit Committee may terminate the engagement of Grant Thornton as our independent registered public accounting firm without the approval of our shareholders if the Audit Committee determines it is necessary or appropriate to terminate their engagement. We expect that representatives of Grant Thornton will attend the annual meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.
          The Board of Directors recommends that you vote FOR the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ending February 28, 2009.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
     We have a basic philosophy to offer compensation programs to our executives that reward the creation of shareholder value and attract, retain and motivate a highly qualified executive management team. With respect to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers, which we collectively refer to as the “Named Executives”, this Compensation Discussion and Analysis describes our compensation philosophy and objectives, the process for establishing the compensation programs for the Named Executives, and the policies and practices to administer such programs.
Compensation Objectives
     The compensation programs specific to our Named Executives are administered by the Compensation Committee. The members of the Compensation Committee are non-employee directors who are independent under Rule 4200(a)(15) of the NASDAQ listing standards. The Compensation Committee designs and maintains compensation programs consistent with our executive compensation philosophy to achieve the following objectives:
•	To attract, retain and motivate highly qualified executives by offering compensation programs that are competitive with programs offered by companies in our peer group.

•	To link performance and executive pay by tying bonus amounts paid to executives to achievement of key objectives under corporate and/or departmental annual business plans.

•	To link performance and executive pay by considering achievement of key objectives under corporate and departmental business plans for the preceding fiscal year in determining any salary adjustments, cash bonuses and long-term incentive award amounts.

•	To reward the creation of long-term shareholder value through long-term incentive compensation awards, and encourage significant stock ownership to further align executive interests with the interests of our shareholders.
     In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the Named Executives should include both cash and equity-based compensation, with an emphasis on performance-based pay.
Process for Establishing Compensation
     The Compensation Committee has overall responsibility for the compensation of the Named Executives. In conducting an annual performance review and determining appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets in executive session outside the presence of our Chief Executive Officer and other members of our executive management team. With respect to the compensation levels for other Named Executives, the Compensation Committee considers input and recommendations from our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President of Human Resources and Real Estate and, when appropriate, other members of the executive management team. Performance reviews for our Chief Executive Officer and each other Named Executive are based on their performance against previously determined objectives under corporate and departmental business plans for the preceding fiscal year. With the exception of our Chief Executive Officer, all of the Named Executives have departmental business plans with departmental objectives. While our Chief Executive Officer and other members of the executive management team may make recommendations concerning salary adjustments, cash bonus programs or award amounts for Named Executives, the Compensation Committee can exercise its discretion to modify or reject any recommendations from executives.
     In designing compensation programs and determining compensation levels, the Compensation Committee and our executive management team are assisted by independent compensation consultants who conduct, or assist our human resources department in conducting, an annual review of our salaries, cash bonus opportunities, total cash compensation, long term incentives and total direct compensation for the Named Executives. During fiscal 2008, the Compensation Committee engaged Hay Group, Inc., a global human resources consulting firm, to provide the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for our Named Executives.

     In making compensation decisions, the Compensation Committee compares each element of total direct compensation (base salaries, cash bonus opportunities, total cash compensation, long term incentives) against a peer group of 32 publicly traded companies in the software industry against which the Compensation Committee believes we compete in the market for executive talent, which we collectively refer to as the Compensation Peer Group. Even though the surveys we use refer to these companies as software companies, some of the companies are similar to us in that they offer bundled solutions comprised of hardware, software and services. Composition of the Compensation Peer Group is periodically reviewed and revised by the Compensation Committee. In addition to industry considerations, the Compensation Committee selects companies for the Compensation Peer Group based on their annual revenues and market capitalization. Our annual revenues are slightly below the median revenues of the Compensation Peer Group because the Compensation Committee has included some larger companies against which they believe we compete to fill senior executive positions.
     To benchmark compensation for each of our Named Executives, we normally access data from two key resources: an executive compensation survey reflective of the Compensation Peer Group and proxy statements and other public filings for the companies in our Compensation Peer Group. To supplement the compensation data and analysis we obtain for our Compensation Peer Group, we access data from a compensation survey for the entire software industry for any executive positions or compensation programs for which we lack clear comparable data from the Compensation Peer Group. In reviewing compensation survey data for the entire software industry, we focus on data for software companies with annual revenues similar to ours. Sources of data for compensation surveys and analysis include Aon/Radford surveys for our Compensation Peer Group and the software industry. The Compensation Peer Group is currently comprised of the following companies:

Actuate Corp	Entrust Inc	Openwave
Advent Software	Epicor	Pegasystems, Inc
Ariba	I2 Technologies	Polycom
Authorize.net Holdings	Informatica Corp	Progress Software
Bookham Technology	Interactive Intelligence	Radiant Systems Inc
Borland Software	Kana Software	S1 Corp
Chordiant	Kronos	Salesforce.com
Comverse	MSC Software Company	Tekelec
CSG Systems	NeuStar	Vignette
Eclipsys Corp	Novatel Wireless	Websense
Emageon	Nuance
The Normal Compensation Mix for the Named Executives
     To compete in the market for executive talent, the Compensation Committee generally targets total direct compensation (i.e., base salary, annual cash incentives and value of long-term equity incentives) for the Named Executives at or approaching the 50th percentile of the Compensation Peer Group. In targeting total direct compensation at the 50th percentile we recognize that market data available for the Compensation Peer Group are not always directly comparable to the specific compensation programs we offer or to the positions and responsibilities for some of our Named Executives. The limitations on obtaining comparable market data can limit the precision of our assessment of the 50th percentile of the Compensation Peer Group for a compensation decision. In addition to considering levels of compensation suggested by market data to make compensation decisions, the Compensation Committee may also consider other relevant factors discussed below for each element of the total compensation mix. The allocation between cash and non-cash compensation is based on the practices of our Compensation Peer Group and the Compensation Committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. Generally, the elements of the compensation mix for any fiscal year include:
•	Base salary;

•	Annual cash bonuses;

•	Long-term incentive compensation; and

•	Broad-based benefits programs.

Freeze on Executive Compensation for Fiscal 2008
     During the first quarter of fiscal 2008, the Compensation Committee resolved to freeze compensation for our executive officers until the Company’s performance improved or the Compensation Committee determined that other circumstances dictated that it would be appropriate to increase or offer additional compensation. The freeze included any new bonus arrangements, salary adjustments and equity-based compensation awards. The only exceptions to the freeze on executive compensation were bonus arrangements made available to one or more of our principal sales executives to provide an incentive for sales bookings, revenues and/or contribution margins.
The Compensation Mix for the Named Executives for Fiscal 2008
     The freeze on executive compensation during fiscal 2008 reduced the elements of compensation made available to our Named Executives. As a result of the freeze on executive compensation, the elements of the compensation mix for fiscal 2008 included:
•	Base salary;

•	Cash bonuses available only to principal sales executives to provide an incentive for sales bookings, revenues and/or contribution margins; and

•	Broad-based benefits programs.
Termination of Freeze on Executive Compensation for Fiscal 2009
     During the first quarter of fiscal 2009, the Compensation Committee terminated the freeze on executive compensation. The principal reason to terminate the freeze on executive compensation is to provide cash bonus programs and equity based compensation awards that will provide an incentive to executive officers to achieve key corporate objectives that will create shareholder value. In light of the freeze on salary adjustments during fiscal 2008, the Compensation Committee believes that certain salary increases for executive officers made in accordance with its compensation policies and objectives are appropriate during fiscal 2009. But the Compensation Committee also believes that, with the exception of salary increases due to promotions, such salary increases should generally be made in modest amounts until our financial performance improves or other circumstances dictate that larger salary increases are appropriate.
     As a result of the Compensation Committee’s decision to terminate the freeze on executive compensation, the Committee currently anticipates that the elements of the compensation mix for fiscal 2009 will generally include the elements of compensation made available to Named Executives prior to fiscal 2008. For a summary of the elements of compensation generally made available to Named Executives, see the discussion above captioned “The Normal Compensation Mix for the Named Executives”.
Base Salary
     We establish the base salary of each Named Executive based on consideration of the 50th percentile pay levels of the Compensation Peer Group. We also consider other relevant factors for each Named Executive such as achievement of previously determined objectives under his or her departmental business plan for the preceding fiscal year, individual performance review, the internal equity of the executive’s base salary as compared to salaries of our other executives, and the level of the executive’s experience in his or her current position. In reviewing base salaries for our Named Executives, we believe it is also appropriate to consider our performance against key objectives under our corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets. Base salary adjustments are subject to terms and conditions under the Named Executive’s employment agreements. Employment agreements with our Named Executives generally include a provision for an annual review of the executive’s base salary and limit our ability to reduce the base salary below the level set forth in the contract.
     The freeze on executive compensation instituted by the Compensation Committee during fiscal 2008 included a freeze on salary adjustments for our Named Executives and other executive officers. As a result of the freeze on executive compensation, the salaries of the Named Executives were not changed during Fiscal 2008. Although the Compensation Committee believes that competitive base salaries are necessary to attract and retain a highly qualified executive team, it feels that a significant portion of executive compensation should be based on pay-for-performance.
Annual Cash Bonuses
     It is our general practice to provide Named Executives an opportunity to earn cash bonus amounts under programs that reward attainment of key objectives under corporate and/or departmental annual business plans. The objectives that underlie cash bonus programs may vary between fiscal years and between the Named Executives, but generally include objectives that reward attainment of targeted revenues and earnings. In setting the bonus amounts a Named Executive is eligible to earn for achieving specified objectives, the Compensation Committee generally targets bonus levels at the 50th percentile of the Compensation Peer Group and published survey data. Bonus opportunities for achieving objectives are generally established as a percentage of an executive’s base salary. Executives can sometimes earn reduced bonus amounts if a minimum level of performance against an objective is achieved. Executives can sometimes also earn increased bonus amounts for performance in excess of the level of performance targeted under an objective. The decision as to whether to offer a cash bonus program to Named Executives for any fiscal year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee and its assessment of general and industry specific conditions existing during the applicable period. In determining the amount of bonus that a Named Executive is eligible to earn under a bonus program, the Compensation Committee may also exercise discretion based on its assessment of the executive’s contribution and accountability for the objectives that are the subject of the bonus, the internal equity of the executive’s bonus opportunity as compared to bonus opportunities for our other executives, and any other factors the Compensation Committee considers relevant. We do not have a formal policy regarding the adjustment or recovery of payments or other awards (other than as required by law) if relevant performance measures are restated or otherwise adjusted.
     Due to the freeze on executive compensation, the Compensation Committee did not offer a cash bonus plan for Named Executives during fiscal 2008, other than a cash bonus opportunity available to our principal sales executive for Europe, the Middle East, Africa and Asia, Frank Sherlock, our Senior Vice President and Managing Director EMEA, to provide an incentive for him to achieve the sales bookings, revenues and operating margin targets for his territory. Mr. Sherlock is our only principal sales executive who is also a Named Executive.
     For certain reasons discussed above under the discussion captioned “Termination of Freeze on Executive Compensation for Fiscal 2009” the Compensation Committee decided to lift its freeze on executive bonus programs and adopted the 2009 Annual Incentive Compensation Plan (the “Fiscal 2009 AICP”). The Fiscal 2009 AICP will expire on February 28, 2009.
     The Fiscal 2009 AICP, is similar to the Company’s Fiscal 2007 AICP which was the most recent annual cash bonus program made available to the Named Executives. The Fiscal 2007 AICP expired on February 28, 2007. As with the Fiscal 2007 AICP, bonus opportunities under the Fiscal 2009 AICP are based on our performance against targeted amounts of adjusted operating income, or AOI, and annual revenues, and are subject to minimum threshold levels of performance against the targeted amounts. The principal difference between the Fiscal 2007 AICP and Fiscal 2009 AICP is that under the Fiscal 2007 AICP the entire bonus opportunity was based on our performance against the targeted amount of AOI for the entire fiscal year and targeted annual revenues. Under the Fiscal 2009 AICP part of the bonus opportunity is based on our achievement of targeted amounts of AOI for each quarter. To achieve “one hundred percent of plan”, we must achieve all targeted amounts under the Fiscal 2009 AICP. As with the Fiscal 2007 AICP, the amount of the bonus earned under the Fiscal 2009 AICP will increase or decrease in accordance with a sliding scale based upon the amount, if any, the actual AOI and revenues are less than or greater than the amounts targeted under the plan. In order for plan participants to earn bonuses in excess of bonuses payable to them at one hundred percent of plan, we would have to over achieve the targeted amounts of annual AOI and/or annual revenues. Both the Fiscal 2007 AICP and Fiscal 2009 AICP define AOI as operating income excluding non-recurring acquisition costs, stock compensation expenses, and any other expenses the Compensation Committee, in its discretion, determines are unusual or non-recurring. For purposes of determining whether we achieve the revenue target, the Compensation Committee may, in its discretion, exclude any revenues it determines are unusual or non-recurring. As was the case with the Fiscal 2007 AICP, targeted revenues and AOI under the Fiscal 2009 AICP reflect the amounts of revenues and AOI budgeted in our corporate business plan for the fiscal year. The principal reason why the Compensation Committee decided to tie part of the bonus opportunity under the Fiscal 2009 AICP to the quarterly AOI and annual revenues, is to provide an incentive for the Named

Executives to achieve the quarterly amounts of AOI targeted under the annual business plan. Basing part of the bonus opportunity on our quarterly AOI will also provide our Named Executives an incentive to achieve our targeted amounts of quarterly AOI even if it appears unlikely we will achieve our targeted annual AOI. The Compensation Committee believes that obtainment of the targeted revenues and AOI will be challenging but achievable. A more detailed discussion of the terms of the Fiscal 2009 AICP, the Company’s performance against the targeted amounts for fiscal 2009, and any bonuses earned by the Named Executives, will be included in the Compensation Discussion and Analysis for next year’s proxy statement.
     One of our Named Executives, Frank Sherlock, Senior Vice President and Managing Director of the EMEA, functions as our principal sales executive for Europe, the Middle East, Africa and Asia (the “EMEA”). In his capacity as the principal sales executive for our EMEA operations during fiscal 2008, Mr. Sherlock had an opportunity to earn the following bonuses for achieving objectives under his departmental business plan for the EMEA; 24.5% of his base salary for achievement of departmental targeted revenues; 24.5% of his base salary for achievement of departmental targeted sales bookings; and 21% of his base salary for achievement of the departmental targeted contribution margin. Sales bookings include purchase orders for sales of our products and related implementation services that are included in our reported solutions backlog, in addition to orders for maintenance services and managed services that are not included in our reported solutions backlog for the reasons discussed in the Management, Discussion and Analysis section of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Contribution margin under a departmental business plan refers to gross margin less certain departmental expenses.
     At the time the corporate business plan and associated departmental business plans in support of the corporate business plan were approved, the Compensation Committee believed that Mr. Sherlock’s obtainment of the revenue, sales bookings and contribution margin targets would be challenging but achievable. Subject to his achievement of the minimum threshold amounts under his bonus plan, bonus amounts payable to Mr. Sherlock increased or decreased in accordance with a sliding scale based upon the amount, if any, actual revenues, bookings and contribution margins, were greater than or less than the targeted amounts. Based on our results from operations for the EMEA during fiscal 2008, Mr. Sherlock earned a bonus equal to $166,255 or 69% of his base salary. Approximately 44% and 40% of the aggregate bonus earned by Mr. Sherlock were attributable to sales bookings and revenues, respectively. The sales bookings and revenues bonuses paid to Mr. Sherlock were supported by a 6% and a 22% year to year increase to his territory’s solutions backlog and revenues, respectively.
     In addition to the cash bonus opportunities under formal cash bonus programs, the Compensation Committee may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the Named Executives and other executives from time to time. Discretionary bonuses were not awarded to any Named Executives for or during fiscal 2008.
Long-Term Incentive Compensation
     It is the Compensation Committee’s general practice to make a grant of long-term incentive compensation to our Named Executives during each fiscal year. We believe that offering long-term incentive awards will aid in the retention of our Named Executives and serve to align their interests with those of our shareholders. As with other elements of our total compensation program, we consider award levels at the 50th percentile of the Compensation Peer Group and published survey data. In determining the level of award for a Named Executive the Compensation Committee also considers other relevant factors such as achievement of previously determined objectives under his or her departmental business plan for the preceding fiscal year, the executive’s performance review, and the internal equity of the level of award granted to the executive compared to awards granted to our other executives. In reviewing the award levels for our Named Executives, we believe it is also appropriate to consider our performance against key objectives under the corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets, and whether our financial performance during the preceding fiscal year has benefited our shareholders through any meaningful appreciation in the market price for our common stock. In administering our equity compensation programs, we closely monitor the level of dilution that can result from equity awards to our executives and other employees and believe it is appropriate to consider the dilutive effect of our aggregate equity awards during any fiscal year.
     Historically, the Compensation Committee has emphasized equity-based compensation for our executives in the form of stock option grants. However, as a result of Financial Accounting Standard No. 123R, the evolving landscape of equity-based compensation, and our desire to limit the aggregate number of shares granted under our equity compensation plans to help reduce dilution to our shareholders, the Compensation

Committee is considering alternative forms of long-term incentive compensation for our Named Executives and other employees. The 2007 Stock Incentive Plan provides a number of alternatives for granting long-term incentive compensation, including options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other incentive awards. The Compensation Committee is considering several alternatives, including awarding restricted stock units or awarding a mix of stock options and restricted stock units. During fiscal 2008, the Compensation Committee approved awards of restricted stock units and awards of a mix of restricted stock units and stock options to employees who were not Named Executives. The Compensation Committee will continue to review and consider alternative equity-based compensation practices that are less dilutive to our shareholders than our traditional practices. As compared to our traditional stock option award practices, certain of these alternative equity-based compensation practices would reduce the amount of compensation expense recognized in the Company’s income statements, which would in turn increase net income.
     Due to the freeze on executive compensation during fiscal 2008, the Compensation Committee did not grant stock options or other equity awards to the Named Executives during fiscal 2008. For certain reasons discussed above under the caption “Termination of Freeze on Executive Compensation for Fiscal 2009,” the Compensation Committee decided to lift its freeze on equity based compensation awards to executive officers. For fiscal 2009, the Compensation Committee may in the exercise of its discretion decide to grant equity based compensation to some or all of the Named Executives under our 2007 Stock Incentive Plan consistent with the Committee’s compensation objectives and procedures regarding the timing of grants of options and restricted stock units. The Committee’s procedures concerning the timing of grants of equity compensation is discussed below under the caption “Timing of Grants of Options and Restricted Stock Units”.
Broad-Based Benefits Programs
     We offer certain broad-based benefits programs that include benefits such as health, dental, disability and life insurance, health care savings accounts, paid vacation time and company contributions to a our Employee Savings Plan (which is a 401(k) plan. Benefits under such programs are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees. In addition to our broad-based health program, we pay for an annual physical exam for each of our vice presidents, including the Named Executives. All vice presidents and certain other management level employees in our United Kingdom subsidiary, including the Managing Director of the EMEA who is a Named Executive, receive a car allowance. There are no additional benefits programs for our Named Executives.
Executive Employment Agreements
     Each of the Named Executives has entered into an employment agreement with us. The Compensation Committee believes employment agreements should not include provisions that would obligate a potential acquirer of the Company to make large payouts to the Named Executives simply because a change in control has occurred. Because of this concern, the occurrence of a change in control event alone will not trigger any payment obligations to the Named Executives under their respective employment agreements. With the exception of the employment agreement with our Senior Vice President and Managing Director of the EMEA, Frank Sherlock, each of the employment agreements includes provisions that can under certain conditions trigger payment obligations upon termination of the Named Executive’s employment. Our contractual obligation to make payments to a Named Executive following the termination of his employment is subject to certain conditions including execution of a general release agreement and adherence to non-compete and non-disparagement provisions. With the exception of Mr. Sherlock’s agreement, each of the employment agreements includes payment obligations in the event the Named Executive’s employment is terminated by us without “Cause” (as defined in their respective employment agreements). The employment agreements with our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer also provide for payments if the executive dies or if he terminates his employment for “Good Reason” (as defined in their respective employment agreements). The agreements with these three Named Executives further provide for the payment of “gross-up” benefits if the executive becomes liable for an excess parachute excise tax in connection with a change in control. Excess parachute excise tax can have widely divergent and unexpected effects based on an executive’s personal compensation history. The “gross-up” benefits are intended to provide an equal level of change in control benefits without regard to the effect of the excise tax. Because we commit to employ a Named Executive for the term set forth in the applicable employment agreement, we believe it is appropriate to incur payment obligations if the executive’s employment is terminated without Cause during the term of the agreement. Based on similar considerations, we believe it is appropriate to incur a payment obligation if the Named Executive terminates his employment for Good Reason.
     A more detailed discussion of our obligation under certain conditions to make payments to Named Executives following the termination of their employment, including any termination of their employment following a change in control, is set forth below in the section entitled “Agreements with Executive Officers.”
Long Term Incentive Plan Change in Control Provisions
     Under the terms of our 2007 Stock Incentive Plan (and prior equity incentive plans), awards are generally subject to special provisions upon the occurrence of change in control transactions (as defined in each plan) unless otherwise provided in the applicable award agreement. Awards under the 2007 Stock Incentive Plan and prior equity incentive plans are not limited to the Named Executives, and the Compensation Committee has broad discretion to authorize equity-based awards to other employees of the Company and its subsidiaries. Under our 2007 Stock Incentive Plan, if a change in control occurs and a participant is involuntarily terminated other than for cause or the participant voluntarily terminates for good reason, in either case during the period beginning 90 days before a corporate change and ending one year after a corporate change, any outstanding stock options, restricted stock, restricted stock units, and other plan awards would generally become immediately fully vested and exercisable. Awards granted under our equity incentive plans that were in effect before the 2007 Stock Incentive Plan are subject to the terms of the equity incentive plans as in effect when the awards were granted. Under the 2005 Stock Incentive Plan, if a change in control occurs and a participant is involuntarily terminated other than for cause or the participant voluntarily terminates for good reason, in either case within one year after a change in control as defined in the plan, any outstanding stock options, restricted stock, restricted stock units, and other plan awards would generally become immediately fully vested and exercisable. Under the 1998 Stock Option Plan, the 1999 Stock Option Plan, and the 2003 Stock Option Plan, in the event of a corporate change, there is no termination of service requirement and all outstanding options will become exercisable in full and all restrictions imposed on any common stock that may be delivered upon exercise of those options will be deemed satisfied. We believe the provision of these change in control benefits is generally consistent with market practice among our peers, is a valuable executive talent retention incentive and is consistent with the objectives of our overall executive compensation program.
Timing of Grants of Options and Restricted Stock Units
     As previously discussed, due to the freeze on executive compensation equity compensation was not granted to any of the Named Executives during fiscal 2008. In fiscal 2007, the Compensation Committee granted stock options to our Named Executives the day after our annual meeting of shareholders. It has been the practice of the Compensation Committee to hold a meeting the day of, or day after, our annual meeting of shareholders to authorize a grant of stock options for our executive officers at an exercise price equal to the market price of our common stock on the date the option grants are approved.
     During fiscal 2008 the Compensation Committee adopted formal procedures with respect to the grant of stock options and restricted stock units to all executive officers, which includes the Named Executives. The procedures apply to all grants of stock options and restricted stock units to executive officers, including, “new hire grants,” “continuing grants” and “annual grants.” They do not apply to grants made to executive officers at such time, if any, as they may become new-hire employees of the Company in connection with our acquisition of another business. The procedures include the following:
     New Hire Grants of Stock Options and Restricted Stock Units. We endeavor to grant stock options and restricted stock units to newly hired executives with grant dates effective soon after we have provided current information concerning the results from operations for our most recent fiscal quarter or fiscal year and our outlook for the future. In effect, we consider these time periods, which we refer to as the Interim Periods, between when we have recently provided such current information, to begin the day after the third business day following our definitive earnings release for our preceding fiscal quarter and to end the day before the third business day following a definitive earnings release for the next fiscal quarter. Accordingly, any stock options or restricted stock units approved during an Interim Period by our Compensation Committee for a newly hired executive will be granted on the third business day after our next definitive quarterly or annual earnings announcement. For example, if the Compensation Committee authorized a grant to a new-hire executive officer on October 20th and the executive officer started employment on November 20th and the third business day following the definitive earnings release for the fiscal quarter ended November 30th is December 23rd, the grant date would be December 23rd. If the new-hire executive officer started employment on October 10th but the Compensation Committee did not authorize the grant until after December 23rd, the grant date would be the third business day following the definitive earnings release for the fiscal quarter ending February 28th or 29th.
     Annual Grants of Stock Options and Restricted Stock Units. If the Compensation Committee determines to authorize regularly scheduled “annual” grants of restricted stock units or stock options or a mix of stock options and restricted stock units for any fiscal year, such grants will be made on the first business day after the date of our annual meeting of shareholders, and the Compensation Committee will authorize such grants on the first business day following the annual meeting of shareholders or on any date that occurs during the 60 calendar day period preceding the first business day after the annual meeting.
     Continuing Grants of Stock Options and Restricted Stock Units. In addition to the regularly scheduled “annual grants” of stock options and restricted stock units, the Compensation Committee may grant stock options and/or restricted stock units to executive officers for retention, promotion or special bonus reasons. The procedure for continuing grants is similar to the procedure for “new hire grants.” Any continuing grant of stock options or restricted stock units authorized during an Interim Period will be granted on the third business day after our next quarterly earnings release.
     Additional Procedures. The Compensation Committee recognizes that the timing and basis for authorizing any continuing grants may inherently involve more discretion than the timing of new hire or annual grants. Because of the greater degree of discretion inherent in continuing grants, the Compensation Committee will discuss the basis and timing of any continuing grants to executive officers during a preceding fiscal year in the Compensation Discussion and Analysis section of the annual proxy statement. The Compensation Committee further recognizes that in rare instances there may be substantial and justifiable reasons for deviating from certain procedures outlined above. In the rare instance that the Compensation Committee may have determined it was appropriate to deviate from the procedures outlined above during a preceding fiscal year with respect to our Named Executives, the terms of the deviation and the basis for the deviation will be discussed in the Compensation Discussion and Analysis section of the annual proxy statement.
     Exercise Price of Stock Options. In all instances, the exercise price for stock options is set at the market price of our common stock on the grant date. Under the express terms of the 2007 Stock Incentive Plan, the market price is defined as the closing price of our common stock on the grant date.
Stock Ownership Guidelines
     The Compensation Committee has not established required levels of stock ownership for the Named Executives or other executive officers, but it has established stock ownership guidelines. These guidelines provide for each executive officer to hold a number of shares of our common stock with an aggregate market value that equates to a specified multiple of the executive’s base salary. The guidelines currently range from four times base salary for the Chief Executive Officer to two times base salary for senior vice presidents who are executive officers. The value of each executive’s share holdings for purposes of the guidelines is based on the greater of the current market price of our common stock or the market price on the date the executive purchased the shares. Even though some executive officers hold a number of shares at or above the number of shares specified under the guidelines, the Compensation Committee recognizes that newer executive officers or employees who were recently promoted to executive officer positions may require some period of time to achieve the guideline amounts. The guidelines therefore contemplate a five-year transition period for acquiring a number of shares with the specified market value. The Compensation Committee monitors and considers each executive’s progress toward achieving the levels of share ownership specified in the guidelines in determining grants of equity awards.
Tax Deductibility and Executive Compensation
     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to the Chief Executive Officer and three other highest paid Named Executives (other than the Chief Financial Officer) to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The Compensation Committee has considered the impact of Section 162(m) and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to us by qualifying such policies and practices as performance-based compensation exempt from the Section 162(m) deduction limitation.

     The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation payments. Awards of stock options and stock appreciation rights made under the 2007 Stock Incentive Plan (and previously made under our 2005 Stock Incentive Plan and other shareholder-approved stock plans) are designed generally to meet the performance-based compensation exception to the Section 162(m) deduction limitation. Performance awards granted under the 2007 Stock Incentive Plan may be designed to meet the performance-based compensation exception to Section 162(m).
     For fiscal 2008, Section 162(m) of the Internal Revenue Code did not limit our deduction for compensation paid to our Chief Executive Officer and other Named Executives who are subject to the deduction limitation.
COMPENSATION COMMITTEE REPORT
     Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
May 28, 2008
Members of the Compensation Committee
Donald B. Reed (Chair)
Timothy W. Harris
Michael J. Willner
SUMMARY COMPENSATION TABLE
     The following table sets forth certain summary information concerning the compensation paid or awarded to our Named Executives for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended February 28, 2007 and February 29, 2008.

				Non-Equity
				Incentive Plan	All Other
Name and Principal		Salary	Option	Compensation	Compensation	Total
Position	Year	($)	Awards ($)	($)	($)	($)
(a)	(b)	(c)(1)	(f)(2)	(g)(3)	(i)(4)	(j)
Robert E. Ritchey,	2008	$395,000	840,468		$20,222	$1,255,690
Chief Executive Officer	2007	395,000	1,169,369	0	19,780	1,584,149

James A. Milton, President & Chief	2008	350,000	276,167	0	6,692	632,859
Operating Officer	2007	350,000	245,644	122,500	17,721	735,865

Craig E. Holmes, Executive Vice President & Chief	2008	262,500	237,165	0	15,540	515,205
Financial Officer	2007	262,500	290,122	0	8,123	560,745

Francis G. Sherlock, Senior Vice President & Managing Director	2008	242,032	66,771	166,255	24,627	499,685
EMEA(5)	2007	239,561	95,267	122,113	24,541	481,482

Kenneth A. Goldberg, Senior Vice President, Marketing, Alliances & Corporate	2008	230,000	128,034	0	128,071	486,105
Development(6)	2007	230,000	115,824	0	28,610	374,434

(1)	“Salary” includes amounts deferred at the Named Executive’s election pursuant to our Employee Savings Plan.

(2)	The amounts disclosed under “Option Awards” for fiscal 2007 represent the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123R. See Note J to our audited financial statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts. Even though equity based incentive awards were not granted to any “Named Executive” during fiscal 2008, we were required to recognize certain amounts pursuant to FAS 123R for equity compensation granted in prior periods.

(3)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” for Mr. Milton reflect the amount of cash bonus he earned based on world-wide sales bookings during fiscal 2007. The amounts disclosed for Mr. Sherlock for fiscal 2007 and fiscal 2008 reflect the amount of cash bonus he earned based on sales bookings, revenues and contribution margin for our EMEA operations. The bonus opportunities made available to Mr. Sherlock for fiscal 2008 are described in the section entitled “Annual Cash Bonuses” in the Compensation Discussion and Analysis.

(4)	“All Other Compensation” for the Named Executives other than Mr. Sherlock, includes our contributions on behalf of such Named Executives under the Company’s Employee Savings Plan, “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes and amounts includable in compensation for Company-paid group term life insurance and disability insurance. All other compensation for Mr. Sherlock includes the items described in footnote (5) below.

(5)	“All Other Compensation” for Mr. Sherlock includes car allowance, private medical coverage, Death in Service Insurance, and fuel card usage. Mr. Sherlock’s car allowance amount equaled $16,499 for fiscal 2007 and $16,669 for fiscal 2008. The difference between Mr. Sherlock’s annual base salary for fiscal 2007 and fiscal 2008 reflects the conversion of United Kingdom currency to United States currency.

(6)	“All Other Compensation” includes $21,537 during fiscal 2007 and $115,058 during fiscal 2008 to reimburse property taxes and relocation expenses for Mr. Goldberg.
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2008
     The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended February 29, 2008 to the Named Executives.

Estimated Future Payouts Under Non-Equity
Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)
(a)	(c)	(d)	(e)
Robert E. Ritchey, Chief Executive Officer

Craig E. Holmes, Executive Vice President & Chief Financial Officer

James A. Milton, President & Chief Operating Officer

Francis G. Sherlock(2), Senior Vice President & Managing Director EMEA	$72,852	$169,422	$508,267

Kenneth A. Goldberg, Senior Vice President, Marketing, Alliances & Corporate Development

(1)	Due to the freeze on executive compensation that was in effect during fiscal 2008, none of our Named Executives received any stock options or other equity awards during fiscal 2008. In addition, because of the freeze on executive compensation, only executive officers who were also principal sales executives were eligible to earn a payout under a “Non-Equity Incentive Plan” during fiscal 2008. Frank Sherlock was the only Named Executive who had an opportunity to earn a payout under a Non-Equity Incentive Plan in his capacity as a principal sales executive during fiscal 2008.

(2)	The column entitled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” shows the range of payouts that was targeted under a cash bonus plan made available to Frank Sherlock in his capacity as the principal sales executive for the Company’s EMEA operations. The actual amount paid to Mr. Sherlock for the fiscal year ended February 29, 2008 is set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” The bonus opportunities made available to Mr. Sherlock are described in the section entitled “Annual Cash Bonuses” in the Compensation Discussion and Analysis.
OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2008
     The following table sets forth certain information with respect to grants of stock options to the Named Executives that remained outstanding at the end of fiscal year 2008.

	Option Awards
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	(#)	(#)		Options	Price	Expiration
Name	Exercisable	Unexercisable		(#)	($)	Date
(a)	(b)	(c)		(d)	(e)	(f)
	100,000	0			$7.5155	1-Dec-10
	50,000	0			$11.99	11-May-11
	40,000	0			$1.88	22-Apr-13
Robert E. Ritchey, Chief Executive	200,000	0			$7.115	20-Aug-13
Officer	150,000	0			$9.105	21-Jul-14
	300,000	0			$13.02	6-Dec-14
	122,500	122,500	(1)		$9.535	13-Jul-12
	50,000	100,000	(2)		$6.975	13-Jul-13

James A. Milton, President & Chief	100,000	50,000	(3)		$8.575	30-Jan-13
Operating Officer	25,000	50,000	(4)		$6.975	13-Jul-13

	70,000	0			$7.010	27-Aug-13
Craig E. Holmes, Executive Vice	95,000	0			$9.105	21-Jul-14
President & Chief Financial Officer	42,500	42,500	(5)		$9.535	13-Jul-12
	25,000	50,000	(6)		$6.975	13-Jul-13

	15,000	0			$14.875	17-Aug-09
	7,500	0			$9.6875	8-Aug-10
	7,000	0			$1.015	18-Jul-12
Francis G. Sherlock, Senior Vice	10,500	0			$1.88	22-Apr-13
President & Managing Director EMEA	30,000	0			$7.115	20-Aug-13
	30,000	0			$9.105	21-Jul-14
	12,500	12,500	(7)		$9.535	13-Jul-12
	11,666	23,334	(8)		$6.975	13-Jul-13

Kenneth A. Goldberg, Senior Vice President, Marketing, Alliances &	46,666	23,334	(9)		$9.065	16-Aug-12
Corporate Development	10,000	20,000	(10)		$6.975	13-Jul-13

(1)	Of the shares underlying unvested options, approximately 122,500 shares will vest on February 28, 2009.

(2)	Of the shares underlying unvested options, approximately 50,000 shares will vest on July 13, 2008, and approximately 50,000 shares will vest on July 13, 2009.

(3)	Of the shares underlying unvested options, approximately 50,000 shares will vest on January 30, 2009.

(4)	Of the shares underlying unvested options, approximately 25,000 shares will vest on July 13, 2008, and approximately 25,000 shares will vest on July 13, 2009.

(5)	Of the shares underlying unvested options, approximately 42,500 shares will vest on February 28, 2009.

(6)	Of the shares underlying unvested options, approximately 25,000 shares will vest on July 13, 2008, and approximately 25,000 shares will vest on July 13, 2009.

(7)	Of the shares underlying unvested options, approximately 12,500 shares will vest on February 28, 2009.

(8)	Of the shares underlying unvested options, approximately 11,667 shares will vest on July 13, 2008, and approximately 11,667 shares will vest on July 13, 2009.

(9)	Of the shares underlying unvested options, approximately 23,334 shares will vest on August 16, 2008.

(10)	Of the shares underlying unvested options, approximately 10,000 shares will vest on July 13, 2008, and approximately 10,000 shares will vest on July 13, 2009.
AGREEMENTS WITH EXECUTIVE OFFICERS
     Employment Agreement with Robert E. Ritchey. Effective as of December 1, 2004, Robert E. Ritchey, our Chief Executive Officer, entered into a new employment agreement with us. The initial term of his agreement was scheduled to expire on February 29, 2008. Effective February 28, 2008, the Company and Mr. Ritchey entered into an amendment to renew and extend his employment agreement through August 31, 2008 on substantially the existing terms. The amendment also acknowledged that Mr. Ritchey’s title had changed from President and Chief Executive Officer to Chief Executive Officer. The employment agreement provides that Mr. Ritchey will receive an annual base salary of $395,000 and may participate in any annual incentive bonus programs applicable to his position.
     Under his employment agreement, Mr. Ritchey is required to not compete with us while he renders services and for a period of two years following the end of his employment. The agreement further provides that we can terminate Mr. Ritchey’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in the agreement). Upon six months prior written notice, we may also terminate his employment without Cause. Mr. Ritchey may terminate his employment for Good Reason (as defined in the agreement) unless we are able to remedy the circumstances constituting Good Reason within 30 days after Mr. Ritchey notifies us of such circumstances. If Mr. Ritchey dies, we will pay his designated beneficiary any accrued and unpaid salary plus a lump sum equivalent to six months’ base salary. In the event that Mr. Ritchey had died on February 29, 2008, his beneficiary would have received a lump sum payment equal to $197,500. If his employment is terminated for Cause or for his Inability to Perform, we will have no liability for further payments to Mr. Ritchey other than payment of any unpaid portion of his base salary through the date of termination.
     If Mr. Ritchey’s employment is terminated by us for any reason other than death, Inability to Perform, or Cause, or if Mr. Ritchey terminates his employment for Good Reason, in either event prior to a Corporate Change (as defined in his agreement), we will continue to pay him an amount equal to his base salary and matching contributions on premiums for our group health insurance for 18 months following the end of his employment. To receive such payments following the termination of his employment, Mr. Ritchey must, within 60 days, sign a general release agreement. If, following the termination of Mr. Ritchey’s employment we determine in our reasonable judgment that he has violated any of his obligations of confidentiality, noncompetition or nondisparagement, we will stop making payments to him and require him to repay any prior payments. In addition, we may suspend such payments if Mr. Ritchey is arrested or indicted for any felony or similar criminal offense, or any violation of federal or state securities laws, or a civil enforcement action is brought against him by a regulatory agency for actions or omissions related to his employment with us, or if we reasonably believe that he committed an act or omission that would have entitled us to terminate his employment for Cause. If Mr. Ritchey is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that he has committed such an act or omission, we will stop making monthly payments to him and require him to repay all prior payments. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that Mr. Ritchey has not committed such an act or omission, we will pay Mr. Ritchey any monthly payments that were suspended, with interest, and continue to make all remaining payments. In the event that the Company had terminated Mr. Ritchey’s employment without “Cause” or he voluntarily terminated his employment for “Good Reason,” in either case prior to a “Corporate Change,” Mr. Ritchey would have been entitled to 18 monthly payments in the aggregate amount of $592,500 and matching contributions on premiums for our group health insurance for such 18 month period in the aggregate amount of $17,363.
     Following a Corporate Change and for a period of two years thereafter, if Mr. Ritchey’s employment is terminated for any reason other than death, Inability to Perform, Cause, or termination by Mr. Ritchey for Good Reason, we will pay him a lump sum amount (the “Change in Control Amount”) equal to his then-current base salary and the amount of annual incentive bonus which he received in the Company’s last fiscal year multiplied by 2.99. Any lump sum payment resulting from a termination of Mr. Ritchey’s employment following a Corporate Change will generally occur six months after his date of separation. The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, we will “gross-up” the Change in Control Amount such that Mr. Ritchey will receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. If the Company had terminated Mr. Ritchey’s employment without Cause or he had voluntarily terminated his employment with Good Reason on February 29, 2008, and this was within 24 months of a “Corporate Change” of the Company, Mr. Ritchey would have been entitled to receive a lump sum payment equal to $1,181,050, matching contributions on premiums for our group health insurance in the aggregate amount of $17,363 and a tax “gross-up” amount of $448,711.
     Certain information on potential payments Mr. Ritchey and the other Named Executives could receive under their employment agreements, and the amounts they could potentially receive under their stock option agreements with us, following a termination of their employment is set forth in the tables below under the captions “Potential Payments and Benefits Upon Termination Without a Change in Control” and “Potential Payments and Benefits Upon Termination With a Change in Control”.
     Employment Agreements with Craig E. Holmes and James A. Milton. Effective as of May 8, 2006, we entered into new employment agreements with Craig Holmes, our Executive Vice President and Chief Financial Officer and James Milton, our President and Chief Operating Officer. During fiscal 2008, the initial two year terms of the agreements were extended through May 8, 2009. The new employment agreements did not increase or otherwise modify the base salaries of $350,000 and $262,500 payable to Messrs. Milton and Holmes, respectively, and did not offer them any additional cash bonus or equity based incentive opportunities. As with Mr. Ritchey, each of them is eligible to earn a cash bonus under any bonus plan applicable to their position.
     The employment agreements with Messrs. Milton and Holmes require that the executive not compete with us while he renders services under his agreement and for a period of 18 months following the end of his employment. The agreements further provide that we may terminate the executive’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in the agreements). Upon three months prior written notice, we may terminate the executive’s employment without Cause. The executive may terminate his employment for Good Reason (as defined in the agreements), unless we are able to remedy the circumstances constituting Good Reason within 30 days after the executive notifies us of such circumstances. If the executive dies, we will pay his designated beneficiary any accrued and unpaid base salary plus a lump sum equivalent to six months’ base salary. In the event that Messrs Milton and Holmes had died on February 29, 2008, their designated beneficiaries would have received lump sum payments of $175,000 and $131,250, respectively. If the executive is terminated for Cause or for his Inability to Perform, we will have no liability for further payments to him other than payment of any accrued and unpaid of his base salary through the date of termination.
     If the executive’s employment is terminated by us for any reason other than death, Inability to Perform, or Cause, or if the executive resigns for Good Reason, in either case prior to a Change in Control (as such terms are defined in their agreements), we will continue to pay his base salary for 18 months following the end of his employment if, within 60 days, he signs a general release agreement. In addition to paying his salary for 18 months we will continue to make matching contributions toward the payment of the executive’s premiums for our group health insurance coverage for a period of up to 15 months. If, in our reasonable judgment, the executive after the termination of his employment violates any of his obligations of confidentiality, noncompetition or nondisparagement, our obligation to make monthly payments will end. In addition, we may suspend such payments if the executive is arrested or indicted for any felony or similar criminal offense, or any violation of federal or state securities laws, or a civil enforcement action is brought against him by a regulatory agency for actions or omissions related to his employment with us, or if we reasonably believe he committed an act or omission that would have entitled us to terminate his employment for Cause. If the executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that he has committed such an act or omission, our obligation to make any additional monthly payments will end and the executive will repay to us any prior payments. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that the executive has not committed such an act or omission, we will pay the executive any monthly payments that were suspended, with interest, and continue to make all remaining payments. In the event that the Company had terminated Mr. Milton’s employment without “Cause” or he voluntarily terminated his employment for “Good Reason,” in either case prior to a “Change in Control,” Mr. Milton would have been entitled to 18 monthly payments in the aggregate amount of $525,000 and matching contributions on premiums for our group health insurance for a 15 month period in the aggregate amount of $20,967. In the event that the Company had terminated Mr. Holmes employment without “Cause” or he voluntarily terminated his employment for “Good Reason,” in either case prior to a “Change in Control,” Mr. Holmes would have been entitled to 18 monthly payments in the aggregate amount of $393,750 and matching contributions on premiums for our group health insurance for a 15 month period in the aggregate amount of $20,967.
     Following a Corporate Change (as defined in the agreements) and for a period of 18 months thereafter, if the employment of Messrs. Milton or Holmes is terminated for any reason other than death, Inability to Perform, Cause, or termination by the executive for Good Reason, we will pay him a lump sum amount (the “Change in Control Amount”) equal to 2.00 times the sum of his then- current base salary and the amount of annual incentive bonus he received for the last fiscal year (as determined in accordance with his agreement). The payment will generally occur six months after his date of separation. The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, we will “gross-up” the Change in Control Amount such that the executive will receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. If the Company had terminated Mr. Milton’s employment without Cause or he had voluntarily terminated his employment with Good Reason on February 29, 2008, and this was within 18 months of a “Change in Control” of the Company, Mr. Milton would have been entitled to receive a lump sum payment equal to $700,000 and matching contributions on premiums for our group health insurance in the aggregate amount of $20,967, for a total value of $720,967. If the Company had terminated Mr. Holmes’ employment without Cause or he had voluntarily terminated his employment with Good Reason on February 29, 2008, and this was within 18 months of a “Change in Control” of the Company, Mr. Holmes would have been entitled to receive a lump sum payment equal to $525,000 and matching contributions on premiums for our group health insurance in the aggregate amount of $20,967, for a total value of $545,967.
     Certain information on potential payments Messrs. Milton and Holmes and the other Named Executives could receive under their employment agreements, and the amounts they could potentially receive under their stock option agreements with us, following a termination of their employment is set forth in the tables below under the captions “Potential Payments and Benefits Upon Termination Without a Change in Control” and “Potential Payments and Benefits Upon Termination With a Change in Control”.
     Employment Agreement with Francis G. Sherlock. Mr. Sherlock has an employment agreement with our subsidiary in the United Kingdom which was entered into by Mr. Sherlock when he joined Brite Voice Systems Group Limited on April 15, 1998. Brite Voice Systems Group Limited, now known as Intervoice Limited, was acquired by us in June of 1999. Mr. Sherlock’s employment agreement covers his employment within our UK operations and sets out the policies under which his employment is governed. Mr. Sherlock’s employment agreement does not set out his annual salary but it does provide for severance notice in the event his employment is terminated for reasons other than gross misconduct. Based on Mr. Sherlock’s tenure with us, Mr. Sherlock is currently entitled to receive nine weeks notice if we terminate his employment.
     Certain information on potential payments Mr. Sherlock and the other Named Executives could receive under their employment agreements, and the amounts they could potentially receive under their stock option agreements with us, following a termination of their employment is set forth in the tables below under the captions “Potential Payments and Benefits Upon Termination Without a Change in Control” and “Potential Payments and Benefits Upon Termination With a Change in Control”. Mr. Sherlock’s employment agreement does not govern the amount of cash severance he is entitled to receive upon a termination of his employment before or after a change in control. Any cash severance Mr. Sherlock would be entitled to receive upon a termination of his employment would be governed by certain statutory requirements in the United Kingdom and certain policies and procedures of our United Kingdom subsidiary, Intervoice Limited, applicable to all employees on a nondiscriminatory basis.
     Employment Agreement with Kenneth A. Goldberg. Effective March 1, 2007, we entered into an employment agreement with Kenneth Goldberg, Senior Vice President of Marketing, Alliances and Corporate Development. The initial term of the agreement will end on February 28, 2009. The new employment agreement did not modify Mr. Goldberg’s annual base salary of $230,000 or his eligibility to participate in any annual incentive bonus program we may offer our executive officers, including the Named Executives. The new agreement also did not provide for Mr. Goldberg to receive any additional equity-based compensation.
     The employment agreement requires Mr. Goldberg to not work for one of our competitors, disparage us, solicit employees to terminate their employment, or solicit customers or vendors to terminate their business with us, during the term of the agreement and for a period of 12 months (24 months with respect to non-solicitation of employees) following the end of his employment. Under the agreement we may terminate Mr. Goldberg’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in his agreement). Upon 90 days prior notice we may also terminate his employment without Cause. If Mr. Goldberg dies we will pay any accrued and unpaid salary to his designated beneficiary. If we terminate Mr. Goldberg’s employment for Cause or for Inability to Perform, we will have no liability for further payments other than payment of any accrued and unpaid base salary through the date specified in the notice of termination. If we terminate Mr. Goldberg’s employment for any reason other than death, Inability to Perform, or Cause, we will continue to pay his base salary and matching contributions for his group health insurance for 12 months following the end of his employment, provided he signs a general release agreement. In the event that the Company had terminated Mr. Goldberg’s employment without “Cause” or he voluntarily terminated his employment for “Good Reason” on February 29, 2008, Mr. Goldberg would have been entitled to 12 monthly payments in the aggregate amount of $230,000 and matching contributions on premiums for our group health insurance for such 12 month period in the aggregate amount of $16,773.
     If, in our reasonable judgment, Mr. Goldberg violates any obligations of confidentiality, non-competition, non-solicitation or non-disparagement after his employment is terminated, our obligation to make monthly payments under his agreement will end. In addition, we may suspend such payments if he is arrested or indicted for any felony or similar criminal offense, or he violates any federal or state securities laws, or a civil enforcement action is brought against him by a regulatory agency for actions or omissions related to his employment with us, or if we reasonably believe he has committed an act or omission that would have entitled us to terminate his employment for Cause. If Mr. Goldberg is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that he committed such an act or omission, we will stop making monthly payments under his agreement and require him to repay any prior payments. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that he has not committed such an act or omission, we will pay him any monthly payments that were suspended, with interest, and continue to make all remaining payments. Following a Corporate Change (as defined in his agreement) with less than one year remaining under the agreement, the term of the agreement will automatically extend through the first anniversary of the date of the Corporate Change.
     Certain information on potential payments Mr. Goldberg and the other Named Executives could receive under their employment agreements, and the amounts they could potentially receive under their stock option agreements with us, following a termination of their employment is set forth in the tables below under the captions “Potential Payments and Benefits Upon Termination Without a Change in Control” and “Potential Payments and Benefits Upon Termination With a Change in Control”.
     Stock Option Agreements with the Named Executives. The Compensation Committee has from time to time granted stock options under our equity compensation plans to each of the Named Executives under terms set forth in a stock option agreement between us and the Named Executive. The stock option agreements are generally subject to special provisions upon the occurrence of change in control transaction, as defined in the equity compensation plan under which the stock option was granted. The change in control provisions under our 2007 Stock Incentive Plan and prior equity compensation plans are discussed under the caption “Long Term Incentive Plan Change in Control Provisions” in the Compensation Discussion and Analysis.

Potential Payments and Benefits Upon Termination Without a Change in Control
     The following table provides quantitative disclosure of the estimated payments that would be made to the Named Executives under their employment agreements, as well as the amounts our Named Executives would receive under their stock option agreements upon exercise of all their vested stock options (to the extent not previously exercised) on February 29, 2008, the last business day of our fiscal 2008, assuming that:
•	Each Named Executive’s employment with us was terminated on February 29, 2008 and was not in connection with an event which constituted a “change in control” or “corporate change” under any employment agreement or stock option agreement;

•	The base salary earned by each Named Executive for his services to us through February 29, 2008 has been fully paid to such Named Executive; and

•	To the extent not otherwise terminated in connection with the Named Executive’s termination, each of the Named Executives exercised all vested stock options (to the extent not previously exercised) and sold the underlying shares at the closing price for shares of our common stock on the NASDAQ Global Select Market on February 29, 2008 which was $7.07.

	Cash	Continuation of	Continuation of	Total
	Severance	Medical Benefits	Outstanding	Termination
	Payment	(present value)	Awards	Benefits

Robert E. Ritchey
• Termination by Us Without “Cause” or by Mr. Ritchey for “Good Reason	$592,500	$17,236	$212,350	$822,086
• Termination by Us for “Cause”	0	0	0	0
• Termination by Us Due to Mr. Ritchey’s Death	197,500	0	212,350	409,850
• Termination by Mr. Ritchey for any Reason other than Death or “Good Reason"	0	0	212,350	212,350
James A. Milton
• Termination by Us Without “Cause” or by Mr. Milton for “Good Reason	525,000	20,560	2,375	547,935
• Termination by Us for “Cause"	0	0	0	0
• Termination by Us Due to Mr. Milton’s Death	175,000	0	2,375	177,375
• Termination by Mr. Milton for any Reason other than Death or “Good Reason"	0	0	2,375	2,375
Craig E. Holmes
• Termination by Us Without “Cause” or by Mr. Holmes for “Good Reason	393,750	20,889	6,575	421,214
• Termination by Us for “Cause"	0	0	0	0
• Termination by Us Due to Mr. Holmes’ Death	131,250	0	6,575	137,825
• Termination by Mr. Holmes for any Reason other than Death or “Good Reason"	0	0	6,575	6,575
Francis G. Sherlock
• Termination by Us Without “Cause"	0	0	97,988	97,988
• Termination by Us for “Cause"	0	0	0	0
• Termination by Us Due to Mr. Sherlock’s Disability or Death	0	0	97,988	97,988
• Termination by Mr. Sherlock for any Reason other than Death	0	0	97,988	97,988
Kenneth A. Goldberg
• Termination by Us Without “Cause” or by Mr. Goldberg for “Good Reason	230,000	16,448	950	247,398

	Cash	Continuation of	Continuation of	Total
	Severance	Medical Benefits	Outstanding	Termination
	Payment	(present value)	Awards	Benefits

• Termination by Us for “Cause”	0	0	0	0
• Termination by Us Due to Mr. Goldberg’s Death	0	0	950	950
• Termination by Mr. Goldberg for any Reason other than Death or “Good Reason”	0	0	950	950
Potential Payments and Benefits Upon Termination With a Change in Control
     The following table provides quantitative disclosure of the estimated payments that would be made to the Named Executives under their employment agreements, as well as the amounts our Named Executives would receive under their stock option agreements upon the exercise of their stock options on February 29, 2008, the last business day of our fiscal 2008, assuming that:
•	Each Named Executive’s employment with us was terminated on February 29, 2008, and was in connection with an event which constituted a “change in control” or a “corporate change” under his employment agreement or stock option agreements;

•	The base salary earned by each named executive officer for his services to us through February 29, 2008 has been fully paid to such Named Executive Officer;

•	The vesting of all unvested stock options granted to each Named Executive was accelerated as a result of the “Change in Control” such that all stock options became fully exercisable on February 29, 2008; and

•	To the extent not otherwise terminated in connection with the Named Executive’s termination, each of our Named Executives exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the NASDAQ Global Select Market on February 29, 2008 which was $7.07.

			Acceleration and
	Cash	Continuation of	Continuation of	Total
	Severance	Medical Benefits	Outstanding	Termination
	Payment	(present value)	Awards	Benefits

Robert E. Ritchey(1)
• Termination by Us Without “Cause” or by Mr. Ritchey for “Good Reason	$1,629,761	$17,236	$221,850	$1,866,847
• Termination by Us Due to Mr. Ritchey’s Death	197,500	0	221,850	419,350
• Termination by Us for “Cause”	0	0	0	0
• Termination by Mr. Ritchey Without “Good Reason”	0	0	221,850	221,850
James A. Milton
• Termination by Us Without “Cause” or by Mr. Milton for “Good Reason	700,000	20,560	7,125	727,685
• Termination by Us Due to Mr. Milton’s Death	175,000	0	7,125	182,125
• Termination by Us for “Cause”	0	0	7,125	7,125
• Termination by Mr. Milton Without “Good Reason”	0	0	0	0
Craig E. Holmes
• Termination by Us Without “Cause” or by Mr. Holmes for “Good Reason	525,000	20,889	11,325	557,214
• Termination by Us Due to Mr. Holmes’ Death	131,250	0	11,325	142,575
• Termination by Us for “Cause”	0	0	0	0
• Termination by Mr. Holmes Without “Good Reason”	0	0	11,325	11,325
Francis G. Sherlock
• Termination by Us Without “Cause”	0	0	100,205	100,205
• Termination by Us Due to Mr. Sherlock’s Disability or Death	0	0	100,205	100,205
• Termination by Us for “Cause”	0	0	0	0
• Termination by Mr. Sherlock	0	0	100,205	100,205
Kenneth A. Goldberg
• Termination by Us Without “Cause” or by Mr. Goldberg for “Good Reason	230,000	16,448	2,850	251,398
• Termination by Us Due to Mr. Goldberg’s Death	0	0	2,850	2,850
• Termination by Us for “Cause”	0	0	0	0
• Termination by Mr. Goldberg Without “Good Reason”	0	0	2,850	2,850

(1)	The compensation paid to Mr. Ritchey under his employment agreement upon a “Change in Control” will be considered a parachute payment pursuant to Internal Revenue Code §280G. The cash severance payment to Mr. Ritchey includes $448,710.88 in compensation to pay the additional taxes associated with the “gross-up” amount.

CERTAIN TRANSACTIONS AND DIRECTOR INDEPENDENCE
     The Board of Directors has determined that David W. Brandenburg, Michael J. Willner, Timothy W. Harris, Gerald F. Montry and Donald B. Reed are “independent directors” under Rule 4200(a)(15) of the NASDAQ listing standards.
     For information concerning agreements between the Company and each of Robert E. Ritchey, James A. Milton, Craig E. Holmes, Francis G. Sherlock and Kenneth A. Goldberg see the section “Agreements with Executive Officers.” For information concerning an agreement between us and David W. Brandenburg, see the discussion captioned “Board Representation and Governance Agreement that Dictated the Slate of Nominees for Director for Last Year’s Annual Meeting But Not for this Year’s Annual Meeting.” Under the terms of the Governance Agreement, we reimbursed Mr. Brandenburg $380,000 for certain fees and expenses, including legal fees and expenses, incurred by him in connection with his proxy solicitation.
     Related Party Transaction Policy. The Board of Directors has adopted a written Related Party Transaction Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to review, approve or ratify and disclose, if necessary, any transaction or series of transactions, that would require disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) we are or will be a participant and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is each member of the Board of Directors, each executive officer, any nominee for director, and any security holder known to us to own of record or beneficially 5% of our Common Stock, or any member of their immediate family.
     Once a related party transaction is presented, the Audit Committee or another independent committee of the Board must review the transaction for approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee or other independent committee, as applicable, will consider all relevant facts and circumstances, including the following factors:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance to the related person and to us,

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its shareholders; and

•	any other matters the Audit Committee deems appropriate.
     No director may participate in any discussion, approval or ratification of a transaction in which he or she is a related person, except that the director will provide all material information concerning the transaction to the Audit Committee or such other designated independent committee.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     We are not aware of any executive officer or director who failed to file on a timely basis a report required under Section 16(a) of the Exchange Act to disclose a transaction or holdings involving our securities. In making this representation, we are relying on written representations of our current and former executive officers and directors.
AUDITORS
     The Audit Committee appointed the firm of Grant Thornton as our independent registered public accounting firm for the fiscal year ending February 29, 2009. See “Proposal 2. To Ratify the Appointment of Independent Registered Public Accounting Firm” for a discussion of a proposal to ratify the appointment of Grant Thornton.
     During the fiscal year ended February 29, 2008, Grant Thornton provided audit services to us including an examination of our financial statements and an examination of our internal control over financial reporting. Grant Thornton has advised us that no material relationship exists between Grant Thornton or any of its partners and us and that it is independent from us in all respects. The Audit Committee of the Board of

Directors has considered the non-audit services provided to us by Grant Thornton and believes such are compatible with maintaining such firm’s independence.
     On July 17, 2007 Ernst & Young LLP, our independent registered public accounting firm, advised us that they were resigning effective as of such date. Ernst & Young’s resignation was voluntary and not recommended or approved by our Board of Directors or Audit Committee.
     Ernst & Young’s reports on our financial statements for the years ended February 28, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the years ended February 28, 2007 and 2006 and the subsequent interim periods preceding Ernst & Young’s resignation, there were no disagreements between us and them on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with its report. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K
     Representatives of Grant Thornton are expected to attend the 2008 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions.
FEES OF AUDITOR
     The fees billed by Grant Thornton for professional services rendered to the Company and its subsidiaries for the fiscal year ended February 29, 2008, and for professional services rendered by Ernst & Young LLP for the fiscal year ended February 28, 2007 were as follows:

	2007		2008
Audit Fees (a)	$1,274,914	91.8%	$674,085	99.6%
Audit-Related Fees (b)	60,361	4.3%	0	0.0%
Tax Fees (c)	54,106	3.9%	3,000	0.4%
All Other Fees	0	0.0%	0	0.0%
Total	$1,389,381	100.0%	$677,082	100.0%

(a)	Fees for audit services billed for fiscal years 2007 and 2008 consisted of the audits of our annual consolidated financial statements (including audits of our internal control over financial reporting), reviews of its quarterly consolidated financial statements, consents and other services related to Securities and Exchange Commission matters, and statutory audits of certain foreign subsidiaries.

(b)	Fees for audit-related services in fiscal 2007 consisted primarily of services related to previously disclosed pending litigation and compliance matters. Grant Thornton did not render audit related services in fiscal 2008.

(c)	Tax fees billed in fiscal years 2007 and 2008 included fees for tax compliance services performed for the Company, including compliance services related to various foreign subsidiaries and certain personnel on expatriate assignments, and tax advice regarding doing business in certain foreign countries.
     Under the Audit Committee’s pre-approval policies, all services provided by Ernst & Young and Grant Thornton during the fiscal years ended February 28 2007 and February 29, 2008, respectively, were approved by the Audit Committee or the Chairman of the Audit Committee.

SHAREHOLDER PROPOSALS AND OTHER MATTERS
     If a shareholder intends to present a proposal for action at the 2009 annual meeting and wishes to have such proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by us by February 13, 2009. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.
     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2008 annual meeting, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Corporate Secretary of the Company at 17811 Waterview Parkway, Dallas, Texas 75252.
     The cost of solicitation of proxies will be borne by us. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation for such solicitations. To aid in the solicitation of proxies, the Company may employ Georgeson Shareholder Services, a proxy solicitation firm in New York, New York, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $7,000, plus out-of-pocket expenses. We will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.
     For a discussion of our financial condition, changes in financial condition and results of operations, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2008 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. For a discussion of quantitative and qualitative disclosures about market risk, see Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the 2008 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. For the financial statements and supplementary financial information for the Company, see Item 8 “Financial Statements and Supplementary Data” in the 2008 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. For a discussion of any changes in or disagreements with the accountants on accounting and financial disclosure, see Item 9 “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the 2008 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. The Company will provide, by first class mail or other equally prompt means, a copy of the information that is incorporated by reference in the proxy statement, without charge, to each person to whom a proxy statement is delivered upon written or oral request within one day of receipt of such request. Requests for such information may be directed to Intervoice, Inc., Attention: Corporate Secretary, 17811 Waterview Parkway, Dallas, Texas 75252, telephone (972) 454-8000.
INTERVOICE, INC.
Robert E. Ritchey
Chief Executive Officer
Dallas, Texas
June 16, 2008

000004

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

C123456789
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:30 pm Central Daylight Time, on July 15, 2008.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/INTV

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - David W. Brandenburg	☐	☐	02 - Timothy W. Harris	☐	☐	03 - James A. Milton	☐	☐

	04 - Gerald F. Montry	☐	☐	05 - George C. Platt	☐	☐	06 - Donald B. Reed	☐	☐

	07 - Robert E. Ritchey	☐	☐	08 - Michael J. Willner	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending February 28, 2009.	☐	☐	☐	3.	In their discretion, the undersigned hereby authorizes the proxies to vote upon such other business or matters as may properly come before the Annual Meeting or any adjournment thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: This proxy should be signed as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
<STOCK#>                00X8IB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Intervoice Inc.

2008 Annual Meeting of Shareholders
This Proxy is solicited on Behalf of the Board of Directors
The undersigned hereby appoints Robert E. Ritchey, James A. Milton and Craig E. Holmes and any of them, proxies, attorneys and agents with full power of substitution in each, and hereby authorizes them to represent the undersigned and to vote, as designated below, all shares of common stock, no par value per share (“Common Stock”), of INTERVOICE, INC. (the “Company”), standing in the name of the undersigned at the close of business on May 30, 2008, on all matters coming before the annual meeting of shareholders to be held on July 16, 2008 in Richardson, Texas, and at any adjournment, postponement, rescheduling or continuation thereof (the “Annual Meeting”) and at any meeting called in lieu thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the Annual Meeting dated June 16, 2008, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.
This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder and in the discretion of the proxies named herein with respect to any other matters as may properly come before the Annual Meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED HEREIN.
The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, attorneys and agents, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.
Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by Internet or telephone.